November 3, 2009

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

Advances Averaged $91.5 Billion

For the month of September, 2009 average advances at the Federal Home Loan Bank of New York (“FHLBNY”) remained solid at $91.5 billion. As I have previously reported, our member lenders are holding robust retail deposits. Accordingly, we expect advance demand to remain at lower levels until the nation’s monetary policy tightens and an economic recovery begins. Because the Home Loan Bank’s balance sheet is scalable — our capital requirements move in proportion to advance demand — this change will not be an issue. Our core business of providing liquidity to our 325 member lenders continues to remain solid and valuable.

At the Home Loan Bank of New York, we are proud to continue to be a reliable, consistent source of funding. As we have stated throughout the recent economic crisis, we expect that:

•	The FHLBNY will continue redeeming excess capital stock each day;

•	The FHLBNY will continue to remain strong and stable;

•	The FHLBNY will continue to meet all capital requirements;

•	The FHLBNY will not incur any material OTTI charges; and

•	The FHLBNY will continue to make regular cash dividend declarations.

Unaudited Net Income for Third Quarter 2009 Reported Was $140.2 Million

On October 29, 2009, the 12 Home Loan Banks issued unaudited summary results for the third quarter. I am pleased to inform you that the Home Loan Bank of New York reported net income of $140.2 million for the quarter. This was the highest in the System (the second was Cincinnati at $61 million). Indeed, this quarterly income result was one of the highest in the history of our Bank. It is the Bank’s intention to continue to build retained earnings at a calibrated pace to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. In this regard, we note that the FHLBNY’s retained earnings grew from $382.9 million at year-end 2008 to $666.2 million on September 30, 2009.

Report from the President
November 3, 2009

The Bank anticipates that our Board of Directors will declare a dividend as well as file our Form 10-Q for the third quarter of 2009 with the SEC in mid-November.

Independent Director Election Under Way

An important election is under way. Member lenders should have received the ballot forms for the 2009 Federal Home Loan Bank of New York Independent Director Election. An FHLBNY-addressed envelope and delivery instructions were included with your ballot.

This is the second year that our members’ votes will determine the independent directors. If you have not done so already, please mail your ballot to us. The cut off date for receipt of the ballots here at the FHLBNY is Friday, November 13, 2009, at 5:00 p.m.

In this election, two independent director seats need to be filled whose terms begin on January 1, 2010. The Board has nominated two incumbent independent directors, Mr. Michael M. Horn and Mr. Joseph J. Melone. The ballot contains specific information regarding the experience of each nominee.

Please refer any election questions to Barbara Sperrazza, the FHLBNY’s Corporate Secretary, at corporatesecretary@fhlbny.com or (212) 441-6819.

As this year begins to come to a close, Congress is considering a number of measures in response to the subprime bond/mortgage-broker fiasco that would impact the financial services industry. As you talk with the policymakers in Washington, D.C., please remind them that community lenders were not the cause of the problem, but are part of the solution. Community lenders had and have “skin-in-the-game” and share the long-term strategic goal of producing strong neighbors and thriving Main Streets.

The Home Loan Bank team is proud to provide you with products and services to help expand the responsible availability of mortgage credit, to increase competition, and to promote healthy communities.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.